Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the First Quarter 2023
SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – May 11, 2023 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the first quarter ended April 2, 2023.
Highlights for the First Quarter of 2023 versus the First Quarter of 2022 include:
•Total restaurant sales increased 11.4% to $445.2 million in the first quarter of 2023 compared to $399.5 million in the first quarter of 2022;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 11.7%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 9.5%;
•Adjusted EBITDA(1) totaled $30.7 million compared to $4.3 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $54.5 million compared to $22.5 million in the prior year quarter;
•Net Income was $0.9 million, or $0.01 per diluted share, compared to a Net Loss of $21.3 million, or $0.42 per diluted share, in the prior year quarter;
•Adjusted Net Income(1) was $7.0 thousand, or $0.00 per diluted share, compared to Adjusted Net Loss of $17.1 million, or $0.34 per diluted share, in the prior year quarter; and
•Free Cash Flow(2) of $1.1 million compared to negative Free Cash Flow of $(39.1) million in the prior year quarter.

Management Commentary

Deborah Derby, President and Chief Executive Officer of Carrols, commented, “I am excited to be a part of the Carrols team during this dynamic period. I would like to personally thank Tony Hull, who served as interim CEO during one of Carrols' best quarters in the last five years and whose steady hand guided us through this transitional period. My experiences working in one of our local Burger King restaurants this past week, as well as meeting our corporate staff and restaurant operations leaders, have only reaffirmed my belief that we have an incredibly talented and dedicated team at Carrols who are passionate about the Company, the Burger King and Popeyes brands, and providing exceptional service to the thousands of customers we serve each and every day. I am confident that this solid foundation will serve as a springboard for our continued future success and upon which we will continue to grow our business.”

Tony Hull, Chief Financial Officer of Carrols, commented, “The first quarter marked a strong start to 2023 as we posted double digit top-line growth, including an 11.7% increase in our Burger King comparable restaurant sales. More importantly, with moderating inflation and improved operational efficiencies, we were able to flow through much of the $46 million year-over-year increase in our first quarter sales and posted our best first quarter restaurant-level adjusted EBITDA margin in five years at 12.2%. We believe our performance in the past two quarters has showcased the power of our operating model as we have sustained top-line growth and a renewed focus on operational excellence. We are excited about the positive momentum in our business and what we believe we can achieve during the remainder of the year.”

First Quarter 2023 Financial Results

Total restaurant sales were $445.2 million in the first quarter of 2023 compared to $399.5 million in the first quarter of 2022, both of which were a 13-week period.

Comparable restaurant sales for the Company’s Burger King restaurants increased 11.7% compared to a 1.6% increase in the prior year quarter.

Comparable restaurant sales for the Company’s Popeyes restaurants, which represented 5.2% of total restaurant sales in the first quarter of 2023, increased 9.5% compared to a 2.2% increase in the first quarter of 2022.

Adjusted Restaurant-Level EBITDA(1) was $54.5 million in the first quarter of 2023 compared to $22.5 million in the prior year period. Adjusted Restaurant-Level EBITDA margin improved to 12.2% of restaurant sales from 5.6% in the first quarter of 2022, primarily due to increased leverage from a higher average check.

General and administrative expenses increased to $25.7 million in the first quarter of 2023 from $22.0 million in the prior year period, including stock compensation expense of $1.1 million and $1.9 million, respectively. The increase in the first quarter of 2023 was primarily due to incentive compensation accruals which were absent in the prior year period.

Adjusted EBITDA(1) was $30.7 million in the first quarter of 2023 compared to $4.3 million in the first quarter of 2022. Due to the factors discussed above, Adjusted EBITDA margin increased to 6.9% of restaurant sales from 1.1% in the first quarter of 2022.

Income from operations was $10.2 million in the first quarter of 2023 compared to loss from operations of $19.8 million in the prior year quarter.

Interest expense increased to $8.2 million in the first quarter of 2023 from $7.4 million in the first quarter of 2022.

Net Income was $0.9 million in the first quarter of 2023, or $0.01 per diluted share, compared to a Net Loss of $21.3 million, or $0.42 per diluted share, in the prior year quarter. Net Income in the first quarter of 2023 included $1.3 million in impairment and other lease charges, $0.8 million in executive transition, litigation and other professional expenses, $1.5 million in other income and a $1.3 million decrease in the valuation allowance for deferred taxes. Among other items, Net Loss in the first quarter of 2022 included $0.5 million in impairment and other lease charges, $1.9 million in executive recruiting, litigation and other professional expenses and a $2.2 million increase in the valuation allowance for deferred taxes.

Adjusted Net Income(1) was $7.0 thousand, or $0.00 per diluted share in the first quarter of 2023, compared to an Adjusted Net Loss of $17.1 million, or $0.34 per diluted share, in the prior year quarter.

The Company had Free Cash Flow(2) in the first quarter of 2023 of $1.1 million compared to negative Free Cash Flow of $(39.1) million in the prior year period.

Balance Sheet Update

The Company ended the first quarter of 2023 with cash and cash equivalents of $4.9 million and long-term debt (including current portion) and finance lease liabilities of $478.7 million. The Company repaid its $12.5 million revolver balance outstanding at the end of 2022 during the first quarter of 2023. Consequently, there were no revolving credit borrowings outstanding and $10.5 million of letters of credit issued under the Company’s $215.0 million revolving credit facility, leaving $204.5 million of borrowing availability as of April 2, 2023. Including the cash balance, the Company had $209.4 million of available liquidity at the end of the first quarter of 2023.

Conference Call Today

Deborah M. Derby, President and Chief Executive Officer, Anthony E. Hull, Chief Financial Officer and Treasurer, and Gretta Miles, Controller and Assistant Treasurer, will host a conference call to discuss first quarter 2023 financial results at 8:30 a.m. (ET).

The conference call can be accessed live over the telephone by dialing 201-493-6779. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13735442. The replay will be available until Thursday, May 25, 2023. Investors and interested parties may listen to a webcast of this conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,019 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.

Footnotes
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 2, 2023	April 3, 2022
Restaurant sales	$445,162	$399,476
Costs and expenses:
Food, beverage and packaging costs	125,443	123,057
Restaurant wages and related expenses	146,324	141,620
Restaurant rent expense	31,834	31,013
Other restaurant operating expenses	69,132	65,407
Advertising expense	17,898	15,964
General and administrative expenses (b)(c)	25,740	22,017
Depreciation and amortization	18,718	19,542
Impairment and other lease charges	1,340	496
Other (income) expense, net (d)	(1,506)	202
Total costs and expenses	434,923	419,318
Income (loss) from operations	10,239	(19,842)
Interest expense	8,233	7,436
Income (loss) before income taxes	2,006	(27,278)
Provision (benefit) from income taxes	1,142	(6,009)
Net income (loss)	$864	$(21,269)

Basic and diluted net income (loss) per share (e)(f)	$0.01	$(0.42)
Basic weighted average common shares outstanding	51,422	50,460
Diluted weighted average common shares outstanding	61,420	50,460

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended April 2, 2023 and April 3, 2022 both included thirteen weeks.
(b)General and administrative expenses include certain executive transition, litigation and other professional expenses of $0.8 million and $1.9 million for the three months ended April 2, 2023 and April 3, 2022, respectively.
(c)General and administrative expenses include stock-based compensation expense of $1.1 million and $1.9 million for the three months ended April 2, 2023 and April 3, 2022, respectively.
(d)The three months ended April 2, 2023 included other income, net, of $1.5 million, which was comprised of net gains from insurance recoveries of $0.9 million, a gain of $0.8 million from the derecognition of a lease financing obligation associated with a prior sale leaseback transaction and a loss on disposal of assets of $0.2 million. The three months ended April 3, 2022 included other expense, net, of $0.2 million, which was comprised of a loss on disposal of assets of $0.3 million and net gains on previous sale-leaseback transactions of $0.1 million.
(e)Basic net income (loss) per share was computed without attributing any loss to preferred stock and non-vested restricted shares in periods presented with a loss as losses are not allocated to participating securities under the two-class method.
(f)Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)
	April 2, 2023	April 3, 2022
Revenue:
Burger King restaurant sales	$421,937	$377,828
Popeyes restaurant sales	23,225	21,648
Total revenue	$445,162	$399,476
Change in Comparable Burger King Restaurant Sales (b)	11.7%	1.6%
Change in Comparable Popeyes Restaurant Sales (b)	9.5%	2.2%

Average Weekly Sales per Burger King Restaurant (c)	$31,766	$28,391
Average Weekly Sales per Popeyes Restaurant (c)	$27,527	$25,618

Adjusted Restaurant-Level EBITDA (d)	$54,531	$22,460
Adjusted Restaurant-Level EBITDA margin (d)	12.2%	5.6%

Adjusted EBITDA (d)	$30,686	$4,302
Adjusted EBITDA margin (d)	6.9%	1.1%

Adjusted Net Income (Loss) (d)	$7	$(17,066)
Adjusted Diluted Net Income (Loss) per share (d)	$—	$(0.34)

Number of Burger King restaurants:
Restaurants at beginning of period	1,022	1,026
New restaurants (including offsets)	—	2
Restaurants closed (including offsets)	(3)	(2)
Restaurants at end of period	1,019	1,026
Average number of operating Burger King restaurants	1,021.8	1,023.7

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65
Average number of operating Popeyes restaurants	64.9	65.0
(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended April 2, 2023 and April 3, 2022 both included thirteen weeks.
(b)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen week period 52-weeks prior.
(c)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen week period by the average number of restaurants operating during such period.
(d)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Income (Loss) per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)
	April 2, 2023	April 3, 2022
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net income (loss)	$864	$(21,269)
Provision (benefit) from income taxes	1,142	(6,009)
Interest expense	8,233	7,436
Depreciation and amortization	18,718	19,542
EBITDA	28,957	(300)
Impairment and other lease charges	1,340	496
Stock-based compensation expense	1,097	1,941
Pre-opening costs (c)	—	45
Executive transition, litigation and other professional expenses (d)	798	1,918
Other (income) expense, net (e)(f)	(1,506)	202
Adjusted EBITDA	$30,686	$4,302

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Income (loss) from operations	$10,239	$(19,842)
Add:
General and administrative expenses	25,740	22,017
Pre-opening costs (c)	—	45
Depreciation and amortization	18,718	19,542
Impairment and other lease charges	1,340	496
Other (income) expense, net (e)(f)	(1,506)	202
Adjusted Restaurant-Level EBITDA	$54,531	$22,460

Reconciliation of Adjusted Net Income (Loss): (b)
Net income (loss)	$864	$(21,269)
Add:
Impairment and other lease charges	1,340	496
Pre-opening costs (c)	—	45
Executive transition, litigation and other professional expenses (d)	798	1,918
Other (income) expense, net (e)(f)	(1,506)	202
Income tax effect on above adjustments (g)	(158)	(665)
Change in valuation allowance for deferred taxes (h)	(1,331)	2,207
Adjusted Net Income (Loss)	$7	$(17,066)
Adjusted diluted net loss per share (i)	$—	$(0.34)
Diluted weighted average common shares outstanding	61,420	50,460
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three months ended April 2, 2023 and April 3, 2022 both included thirteen weeks.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, stock-based compensation expense, restaurant pre-opening costs, executive transition, non-recurring litigation and other professional expenses, and other (income) expense, net. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, pre-opening costs, depreciation and amortization, impairment and other lease charges and other (income) expense, net. Adjusted Net Income (Loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, restaurant pre-opening costs, executive transition, non-recurring litigation and other professional expenses, other (income) expense, net, and deferred tax valuation allowance changes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net income (loss) of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other (income) expense, net, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss), when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.
(c)Pre-opening costs for the three months ended April 3, 2022 include training, labor and occupancy costs incurred during the construction of new restaurants.
(d)Executive transition, litigation and other professional expenses for the three months ended April 2, 2023 include executive recruiting and transition costs and other non-recurring professional expenses. Executive transition, litigation and other professional expenses for the three months ended April 3, 2022 include executive recruiting and severance costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(e)The three months ended April 2, 2023 included other income, net, of $1.5 million, which was comprised of net gains from insurance recoveries of $0.9 million, a gain of $0.8 million from the derecognition of a lease financing obligation associated with a prior sale leaseback transaction and a loss on disposal of other assets of $0.2 million.
(f)The three months ended April 3, 2022 included other expense, net, of $0.2 million, which was comprised of a loss on disposal of assets of $0.3 million and net gains on previous sale-leaseback transactions of $0.1 million.
(g)The income tax effect related to the adjustments to Adjusted Net Income (Loss) was calculated using an incremental income tax rate of 25% for the three months ended April 2, 2023 and April 3, 2022.
(h)Reflects the change in the valuation allowance on all our net deferred taxes for the three months ended April 2, 2023 and April 3, 2022.
(i)Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)
	April 2, 2023	April 3, 2022
Reconciliation of Free Cash Flow: (b)
Net cash provided by (used for) operating activities	$7,993	$(26,569)
Net cash used for investing activities	(6,863)	(12,554)
Total Free Cash Flow	$1,130	$(39,123)

	At 4/2/2023	At 1/1/2023	At 4/3/2022
Long-term debt and finance lease liabilities (c)	$478,653	$492,951	$499,673
Cash and cash equivalents	4,881	18,364	8,481
Net Debt (d)	473,772	474,587	491,192
Senior Secured Net Debt (e)	173,772	174,587	191,192
Total Net Debt Leverage Ratio (f)	5.17x	7.14x	6.66x
Senior Secured Net Debt Leverage Ratio (g)	1.90x	2.63x	2.59x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three months ended April 2, 2023 and April 3, 2022 both included thirteen weeks.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions excluding proceeds from acquisition-related sale-leaseback transactions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended April 2, 2023 and April 3, 2022 is derived from the Company's consolidated statements of cash flows for the respective three month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended April 2, 2023.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at April 2, 2023 included $166,563 of outstanding Term B loans and no outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $12,090 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 1, 2023 included $167,625 of outstanding Term B loans and $12,500 outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $12,826 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at April 3, 2022 included $170,813 of Term B loans and $20,000 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $8,860 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.